Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
February 7, 2018
American Equity Reports Fourth Quarter and Full Year 2017 Results
Company Highlights

•	Fourth quarter 2017 net income of $36.8 million or $0.41 per diluted common share; Full year 2017 net income of $174.6 million or $1.93 per diluted common share

•	Fourth quarter 2017 non-GAAP operating income[1] of $74.5 million or $0.82 per diluted common share; Full year 2017 non-GAAP operating income[1] of $285.1 million or $3.16 per diluted common share

•	Fourth quarter 2017 annuity sales of $1.0 billion

•	Policyholder funds under management of $48.4 billion

•	Fourth quarter 2017 investment spread of 2.75%

•	Risk-based capital ratio of 378% compared to 342% at December 31, 2016

•	Annual cash dividend of $0.26 per share
WEST DES MOINES, Iowa (February 7, 2018) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities, today reported fourth quarter 2017 net income of $36.8 million, or $0.41 per diluted common share, compared to net income of $120.8 million, or $1.35 per diluted common share, for fourth quarter 2016. For the year ended December 31, 2017, net income was $174.6 million, or $1.93 per diluted common share, compared to $83.2 million, or $0.97 per diluted common share, for the year ended December 31, 2016.
Non-GAAP operating income1 for the fourth quarter of 2017 was $74.5 million, or $0.82 per diluted common share, compared to non-GAAP operating income1 of $56.0 million, or $0.63 per diluted common share, for fourth quarter 2016. For the year ended December 31, 2017, non-GAAP operating income1 was $285.1 million, or $3.16 per diluted common share, compared to $122.3 million, or $1.43 per diluted common share, for the year ended December 31, 2016. Non-GAAP operating1 return on average equity excluding average AOCI1 for the year was 14.0% based upon reported results and 12.9% excluding both the impact of assumption revisions and losses on extinguishment of debt.
The Tax Cuts and Jobs Act of 2017 ("Tax Reform") was enacted on December 22, 2017, reducing the statutory federal income tax rate from 35 percent to 21 percent effective January 1, 2018. The impact of Tax Reform was a reduction of net income for the quarter of $35.9 million, or $0.40 per share, due to the rate change on net deferred tax assets at the time of enactment. The impact of Tax Reform has been excluded from non-GAAP operating income1.

POLICYHOLDER FUNDS UNDER MANAGEMENT UP 1.6% ON $1.0 BILLION OF SALES
Policyholder funds under management at December 31, 2017 were $48.4 billion, a $773 million or 1.6% increase from September 30, 2017. Fourth quarter sales were $1.0 billion before coinsurance ceded and $883 million after coinsurance ceded. Gross sales and net sales for the quarter were down 27.4% and 21.6%, respectively, from fourth quarter 2016 sales. However, on a sequential basis, gross and net sales increased 10.3% and 5.9%, respectively.
Total sales by independent agents for American Equity Investment Life Insurance Company increased 2.2% sequentially while total sales by broker-dealers and banks for Eagle Life Insurance Company rose by $77 million or 53.1% sequentially. Sales of fixed index annuities (FIAs) were up 8.4% sequentially to $945 million with the majority of the increase attributable to sales at Eagle Life.
Commenting on sales, John Matovina, Chairman and Chief Executive Officer, said: "The sequential increase in FIA sales is only the second sequential increase we've had in the last eight quarters. Our sequential sales pattern has largely tracked the industry on a directional basis with industry sales facing headwinds from the DOL fiduciary rule, the strong equity market and low interest rates. In addition, we have dealt with increased competition including a focus by certain distributors on products featuring complex "hybrid" market indices. We have avoided these hybrid indices as we believe they lack the transparency that has been the hallmark of our safe money insurance products."
Commenting on the market environment and the outlook for FIA sales, Matovina added: "The market in each of our distribution channels remains competitive. The downward rate adjustments several competitors made in September and October have largely reversed, and we have seen additional increases in 2018. However, changes we made to our products in September and October, gave us sales momentum, and we continue to be in a strong competitive position for guaranteed income, caps and participation rates. In March, we plan to augment that position by introducing a new fixed index annuity product that focuses on guaranteed lifetime income. We will have a bonus and non-bonus version of the new product. Each version will have two fee based options for lifetime income, allowing the policyholder to decide, at time of purchase, whether to activate lifetime income after a shorter or longer deferral period, and a no fee option which will have lower lifetime income than the fee based options. This product incorporates significant input from our distribution partners, and we expect it to be well received in the market as income levels are anticipated to be competitive. We also intend to continue to emphasize our Choice and Select series of products for accumulation. Despite the current challenges facing the FIA market, we believe the long-term outlook for FIA sales remains favorable driven by well understood demographic factors, and we are well positioned to fully participate in that growth."
INVESTMENT SPREAD WIDENS ON NON-TRENDABLE ITEMS
American Equity’s investment spread was 2.75% for the fourth quarter of 2017 compared to 2.70% for the third quarter of 2017 and 2.62% for the fourth quarter of 2016. On a sequential basis, the average yield on invested assets increased by four basis points while the cost of money fell by one basis point..
Average yield on invested assets rose to 4.47% for the fourth quarter of 2017 compared to 4.43% for the third quarter of 2017 reflecting an increase in the benefit from fee income from bond transactions, prepayment income and other non-trendable investment income items to twelve basis points in the fourth quarter of 2017 from five basis points in the third quarter of 2017. The average yield on fixed income securities purchased and commercial mortgage loans funded in the fourth quarter of 2017 was 4.27% compared to 4.39% in the third quarter of 2017, and 4.03% for the first six months of 2017.

The aggregate cost of money for annuity liabilities of 1.72% in the fourth quarter of 2017 was down one basis point from 1.73% in the third quarter of 2017. The benefit from over hedging the obligations for index linked interest was eight basis points in the fourth quarter of 2017 compared to six basis points in the third quarter of 2017.
Commenting on investment spread, Matovina said: “Fourth quarter spread results were enhanced by non-trendable items totaling twenty basis points compared to eleven basis points in the third quarter of 2017. Our investment spread remains under pressure due to the investment of portfolio cash flows in instruments with yields below our portfolio rate. We should benefit from the recent uptick in benchmark 10-year Treasury rates, and we continue to seek opportunities to increase the yield on our investment portfolio while meeting our high credit quality parameters. Alternatively, we have flexibility to reduce our crediting rates and could decrease our cost of money by approximately 0.49% through further reductions in renewal rates to guaranteed minimums should acceptable investment yields not materialize."
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss fourth quarter 2017 earnings on Thursday, February 8, 2018 at 9:00 a.m. CT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 9277939 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through February 15, 2018 at 855-859-2056, passcode 9277939 (international callers will need to dial 404-537-3406).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.
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American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Dollars in thousands, except per share data)
Revenues:
Premiums and other considerations	$8,537	$12,233	$34,228	$43,767
Annuity product charges	56,388	48,275	200,494	173,579
Net investment income	512,709	475,633	1,991,997	1,849,872
Change in fair value of derivatives	661,993	95,391	1,677,871	164,219
Net realized gains on investments, excluding other than temporary impairment ("OTTI") losses	2,719	844	10,509	11,524
OTTI losses on investments:
Total OTTI losses	(2,485)	(10,015)	(2,758)	(21,349)
Portion of OTTI losses recognized in (from) other comprehensive income	(591)	455	(1,872)	(1,330)
Net OTTI losses recognized in operations	(3,076)	(9,560)	(4,630)	(22,679)
Loss on extinguishment of debt	—	—	(18,817)	—
Total revenues	1,239,270	622,816	3,891,652	2,220,282

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	10,535	14,916	43,219	52,483
Interest sensitive and index product benefits	630,905	237,737	2,023,668	725,472
Amortization of deferred sales inducements	65,885	123,770	176,612	251,166
Change in fair value of embedded derivatives	290,890	(151,099)	919,735	543,465
Interest expense on notes and loan payable	6,371	7,599	30,368	28,248
Interest expense on subordinated debentures	3,864	3,331	14,124	12,958
Amortization of deferred policy acquisition costs	93,716	175,526	255,964	374,012
Other operating costs and expenses	29,366	23,445	111,691	102,231
Total benefits and expenses	1,131,532	435,225	3,575,381	2,090,035
Income before income taxes	107,738	187,591	316,271	130,247
Income tax expense	70,935	66,795	141,626	47,004
Net income	$36,803	$120,796	$174,645	$83,243

Earnings per common share	$0.41	$1.37	$1.96	$0.98
Earnings per common share - assuming dilution	$0.41	$1.35	$1.93	$0.97

Weighted average common shares outstanding (in thousands):
Earnings per common share	89,308	88,211	88,982	84,793
Earnings per common share - assuming dilution	90,727	89,178	90,311	85,605

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income, the Company has consistently utilized non-GAAP operating income and non-GAAP operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate its financial performance. Non-GAAP operating income equals net income adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and the Company believes measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income eliminate the impact of fair value accounting for the Company's fixed index annuity business and the impact of the Tax Cuts and Jobs Act of 2017 ("Tax Reform"). The adjustment related to fair value accounting for the Company's fixed index annuity business is not economic in nature but rather impacts the timing of reported results. The Company believes the combined presentation and evaluation of non-GAAP operating income together with net income provides information that may enhance an investor’s understanding of its underlying results and profitability.
Reconciliation from Net Income to Non-GAAP Operating Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Dollars in thousands, except per share data)
Net income (b)	$36,803	$120,796	$174,645	$83,243
Adjustments to arrive at non-GAAP operating income: (a)
Net realized investment (gains) losses, including OTTI	(676)	6,436	(5,093)	7,188
Change in fair value of derivatives and embedded derivatives - fixed index annuities	5,463	(103,444)	121,846	56,634
Change in fair value of derivatives - debt	(1,085)	(3,748)	(1,224)	(1,265)
Litigation reserve	—	—	—	(1,957)
Income taxes (b)	34,003	35,927	(5,124)	(21,499)
Non-GAAP operating income	$74,508	$55,967	$285,050	$122,344

Per common share - assuming dilution:
Net income	$0.41	$1.35	$1.93	$0.97
Adjustments to arrive at non-GAAP operating income:
Net realized investment (gains) losses, including OTTI	(0.01)	0.07	(0.05)	0.08
Change in fair value of derivatives and embedded derivatives - fixed index annuities	0.06	(1.16)	1.35	0.66
Change in fair value of derivatives - debt	(0.01)	(0.04)	(0.01)	(0.01)
Litigation reserve	—	—	—	(0.02)
Income taxes	0.37	0.41	(0.06)	(0.25)
Non-GAAP operating income	$0.82	$0.63	$3.16	$1.43

(a)
Adjustments to net income to arrive at non-GAAP operating income are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) where applicable.

(b)
Net income for the three months and year ended December 31, 2017 includes income tax expense related to the revaluation of our deferred tax assets and liabilities using the new enacted federal tax rate resulting from Tax Reform.  The change in the federal income tax rate decreased net income and earnings per common share-assuming dilution by $35.9 million and $0.40 per share, respectively. The impact of Tax Reform has been excluded from non-GAAP operating income.

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity (Unaudited)
Return on average equity measures how efficiently the Company generates profits from the resources provided by its net assets.  Return on average equity is calculated by dividing net income and non-GAAP operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").  The Company excludes AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
December 31, 2017
(Dollars in thousands)
Average Stockholders' Equity
Average equity including average AOCI	2,570,876
Average AOCI	(532,283)
Average equity excluding average AOCI	$2,038,593

Net income	$174,645
Non-GAAP operating income	285,050

Return on Average Equity Excluding Average AOCI
Net income	8.57%
Non-GAAP operating income	13.98%